                                                                   EXHIBIT 10.33

                                   AGREEMENT

     This Agreement ("Agreement"), made as of December 23, 1999, is by and between North American Technologies Group, Inc., a Delaware corporation ("NATK"), and Tim B. Tarrillion, an individual resident of the State of Texas ("Tarrillion").

                                  WITNESSETH:

     WHEREAS, NATK and Tarrillion are party to a certain employment agreement dated February 7, 1995 (the "Employment Agreement"); and

     WHEREAS, NATK employed Tarrillion as Chief Executive Officer ("CEO") and President; and

     WHEREAS, Tarrillion was Chairman of the Board of Directors of NATK; and

     WHEREAS, NATK and Tarrillion desire to terminate their employment relationship on mutually acceptable terms; and

     WHEREAS, the parties desire to settle fully all matters arising out of or relating in any manner to the Employment Agreement, as respects Tarrillion's employment with and severance of employment from NATK;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which hereby is acknowledged, and intending to be legally bound, NATK and Tarrillion agree as follows:

1.   Definitions

     As used in this Agreement, any reference to NATK shall include its predecessors and successors and, in their capacities as such, all of its past, present and future shareholders, directors, officers, employees, representatives, attorneys, and assigns, as well as all NATK affiliates, controlling corporations, divisions and subsidiaries; and any reference to Tarrillion shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, successors, agents and assigns.

2.   Consideration

     (a) NATK. NATK hereby agrees to provide Tarrillion with the following severance benefits:

          (1) Salary continuation at the level in effect as of the date of this Agreement until December 31, 1999, in an annual amount equal to $189,927.40 less all applicable income tax and other withholdings, and payable, at intervals consistent with NATK's current payroll practices;

          (2) Continued life insurance benefits, if any, in the amounts currently provided through December 31, 1999;

          (3) Continued health care insurance coverage through December 31, 1999; and

          (4) Reimbursement for all business expenses allowable under the Employment Agreement incurred by Tarrillion consistent with the Company's existing policies.

          No amounts in wage or fringe benefits received from employment or otherwise by Tarrillion shall offset in any manner the obligations of NATK hereunder.

     (b) Tarrillion. Tarrillion acknowledges that he has provided NATK with a letter resigning as Chairman of the Board of Directors of NATK effective on the date hereof. However, Tarrillion may continue to act as a director through NATK's 1999 annual meeting.

          Tarrillion agrees to continue his responsibilities as President and CEO through a date mutually agreeable to the Company and Tarrillion, not later than January 22, 1999, and thereafter until March 31, 1999 will devote his full time and energy through such date to NATK's business as an advisor, working in concert with NATK's Board of Directors, with principal responsibility to perform a due diligence review in connection with a potential acquisition of Brandywine Compounding Company ("BCC") and/or complete construction and start -up of Houston manufacturing facilities. Without limiting the generality of the foregoing, Tarrillion shall undertake any reasonable travel requested by NATK's Board of Directors to BCC to complete his due diligence of BCC. Notwithstanding the foregoing, Mr. Tarrillion will be permitted reasonable absences to pursue employment opportunities. Post-March 31, 1999, Tarrillion agrees to consult with NATK on an "as needed"/"as available" basis for the remainder of 1999.

3.   Stock Options

     (a) Vesting of Unvested Portion of Existing Common Stock Options. Unvested Options previously granted to Tarrillion to purchase 11,111 NATK common stock, par value $0.001 per share ("Common Stock"), shall vest on December 31, 1999 notwithstanding anything to the contrary in the option agreement relating to such options.

     (b) Repricing of Options to Purchase Common Stock. Notwithstanding the terms of the Option Agreement originally dated February 7, 1995 and amended on December 1, 1995 and July 10, 1997, Tarrillion's 55,555 existing options to purchase Common Stock shall be re-priced from $9.00 to $4.50. All such options shall expire on June 30, 2006.

4.   Releases

          (a) Tarrillion. Tarrillion hereby fully, irrevocably and unconditionally releases and discharges NATK from any and all manner of claims, complaints, demands, causes of action, obligations, liabilities, and expenses (including attorneys, fees and costs), of every kind, either at law or in equity, arising from Tarrillion's employment with or severance of employment from NATK, including any claim relating to the Employment Agreement, health benefit claims, or any claim arising under any federal, state or local employment discrimination or fair employment practices law, such as the Federal Age Discrimination in Employment Act. It is expressly agreed and understood that this release is a GENERAL RELEASE.

          The parties agree, however, that this Agreement does not effect a release or waiver by Tarrillion of any rights to indemnification under the Employment Agreement or the Certificate of Incorporation or By-Laws of NATK or any pension or profit sharing benefits from NATK to which he may be entitled under company policy, and the parties further agree that to the extent that NATK makes any contribution to existing profit sharing or 401(k) plans for the fiscal year ended December 31, 1999, Tarrillion shall be entitled to a payment to his accounts, on terms which are consistent with the terms of the payments to the accounts of other NATK officers. In addition, and not in limitation of the foregoing, Tarrillion hereby forever releases and discharges NATK from any liability or obligation to reinstate or reemploy him in any employment capacity.

          (b) NATK. NATK hereby fully, irrevocably and unconditionally releases and discharges Tarrillion from any and all manner of claims, charges, complaints, demands, causes of action, contracts, obligations, liabilities, and expenses (including attorneys' fees and costs) of every kind, either at law or in equity, including any claim relating to the Employment Agreement or Tarrillion's employment with NATK, except for fraudulent or criminal conduct. NATK represents that as of the date of this Agreement NATK has no knowledge of any fraudulent or criminal conduct by Tarrillion. It is expressly agreed and understood that this release is a GENERAL RELEASE.

5.   Covenant Not to Sue

          (a) Tarrillion Covenant Not to Sue. Tarrillion represents and warrants that he has not filed, nor has he assigned to any third person, any complaints, charges or claims for relief against NATK with any local, state or federal court or administrative agency.
          Tarrillion further agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against NATK with respect to any matter arising before the date of this Agreement or covered by the release set forth in paragraph 4 (a), above, and not to assert against NATK in any action, suit, litigation or proceeding any matter arising before the date of this Agreement or covered by the release set forth in Paragraph 4 (a) above.

          (b) NATK Covenant Not To Sue. NATK represents and warrants that it has not filed, nor has it assigned to any third person, any complaints, charges or claims for relief against Tarrillion with any local, state or federal court or administrative agency. NATK further agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against Tarrillion with respect to any matter arising before the date of this Agreement or covered by the release set forth in paragraph 4 (b) above, and not to assert against Tarrillion in any action, suit, litigation or proceeding any matter arising before the date of this Agreement or covered by the release set forth in paragraph 4 (b) above.

6.   Resignation

     Tarrillion shall resign as Chairman of the Board of Directors, President and CEO of NATK effective as of a date mutually agreeable to the Company and Tarrillion, not later than January 22, 1999. Tarrillion acknowledges that effective as of such date, he resigns all positions that he holds with the NATK Parties, except, however, that Tarrillion may continue to serve as a director of NATK through the 1999 Annual Meeting of the Stockholders of NATK, at which he shall not seek re-election.

7.   Confidentiality Agreement and Restrictive Covenants

     (a) Confidential Information. Tarrillion acknowledges that during the course of his employment with NATK he had access to and was entrusted with NATK confidential and proprietary information including, but not limited to, information concerning sales processes and procedures; costs; general business procedures and operations; proprietary formulae and manufacturing processes, techniques and methods, sales and/or profits; financial matters; merchandising, sales and marketing strategies and techniques; expansion plans; methods of doing business or servicing customers; methods of pricing or charging for services; business forms developed by or for NATK; form and content of proposals; reports and analyses; names of suppliers, personnel, customers and potential customers; advertising sources and potential advertising sources; bids; contracts; proposals; software programs, however embodied; and information about or belonging to customers, potential customers, suppliers or others ("Confidential Information"). Except as permitted or directed by NATK's Board of Directors in writing or as required by law, Tarrillion shall not utilize, divulge, furnish or make accessible to anyone any Confidential Information, for his profit or any third party. Tarrillion acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the NATK Parties, acquired at great time and expense by the NATK Parties, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the NATK Parties, would be wrongful and would cause irreparable harm to the NATK Parties.

     (b) Restrictive Covenant. Tarrillion shall not: (i) engage in any business activity in direct or indirect competition with the Company and its subsidiary, TIE-TEK, Inc. ("TIE-TEK"), for a period of five (5) years from the date hereof in TIE-TEK's proposed business of manufacturing and marketing railroad cross-ties and other products resulting from TIE TEK/NATK processes, such as marine lumber, A/C pads, etc. (as determined as of the Effective Date of this Agreement); (ii) request directly or indirectly, that any present or potential customer or supplier, cancel, limit or postpone their business with NATK; or (iii) hire or solicit for employment, directly or indirectly, or actively attempt to influence, any NATK employee or independent contractor to terminate his relationship with NATK.

8.   Standstill Agreement

     For and in consideration of the mutual covenants and promises contained herein, during the term of this Agreement, and for a period of five (5) years thereafter, neither Tarrillion nor any family member (defined for this purpose to include his spouse and children) or company, partnership or trust in which Tarrillion (or such family member) owns five (5%) percent or more of its equity or voting interests or for which Tarrillion serves as an employee, agent, officer, director, or partner will: (i) for the purposes of subparagraphs (ii) or (iii) hereafter, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of NATK; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are interpreted in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of NATK, or (iii) form, join or in any way participate in a "group" within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934 with respect to any voting securities of NATK for the purpose of seeking to control the management, Board of Directors or policies of NATK. Further, the parties acknowledge that NATK would not have an adequate remedy at law for money damages in the event that this covenant were not performed in accordance with its terms and therefore Tarrillion agrees that NATK shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

9.   Injunctive Relief.

     Tarrillion acknowledges that any breach by him of paragraphs 7 or 8 of this Agreement would substantially and materially impair and irreparably harm NATK's business and goodwill; that such impairment and harm would be difficult to measure and, therefore, total compensation in solely monetary terms would be inadequate. Tarrillion therefore agrees that in the event of any breach or threatened breach by him of paragraphs 7 or 8, NATK shall be entitled, in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and payment by Tarrillion of all costs and expenses incurred by NATK in enforcing said paragraph against Tarrillion, including attorneys' fees incurred by NATK.

10.  Miscellaneous.

     (a) Breach. The parties agree that in the event one party breaches any part or parts of this Agreement, legal proceedings may be instituted against that party for breach of contract. The nonprevailing party in such legal proceedings shall reimburse the prevailing party for the reasonable costs and expenses, including attorneys, fees, incurred.

     (b) SEC Filings. NATK shall permit its counsel to assist Tarrillion in making any necessary filings with the Securities and Exchange Commission.

     (c) References. NATK agrees that it will provide Tarrillion with a letter of reference substantially in the form attached hereto as Exhibit A.

     (d) Non-Disparagement. NATK and Tarrillion agree not to engage in any conduct or make any statement that would disparage the other or their respective business interests in any way.

     (e) Announcement. A press release shall be prepared by NATK and Tarrillion jointly, announcing the mutual Severance Agreement to the public.

     (f) Stockholders' Agreement and Removal of Legends From Share Certificates. That certain Stockholders' Agreement dated as of April 5, 1996 by and among NATK, Tarrillion and the Management Stockholders named therein and the Investors named therein, as amended to date, shall not apply to any Common Stock owned by Tarrillion from and after December 31, 1999. NATK will reissue a share certificate representing certificate No. NAT-0979 free of any legend under the Securities Act of 1933 ninety days after he ceases to be an officer or director of NATK.

     (g) Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any action arising out of or relating to any of the provisions of this Agreement may be brought and prosecuted only in the courts of, or located in, the State of Texas, and in the event of such election the parties hereto consent to the jurisdiction and venue of said courts.

     (h) Captions. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the parties.

     (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

     (j) Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto respecting the subject matter hereof and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith. Neither of the parties hereto has relied upon any representation made by or on behalf of the other party and the same are not enforceable except to the extent set forth in writing in this Agreement.

     (k) Attorney Review, Etc. Tarrillion and NATK affirm that the only consideration for signing this Agreement are the terms stated herein, and that no other promises or agreements of any kind have been made to or with either of them by any person or entity whatsoever to cause them to sign this Agreement. Tarrillion states and represents that he has been provided the opportunity for at least seven days to review and consider this Agreement, that he fully understands the meaning and intent of this Agreement and that he has had an opportunity to discuss and review the terms of this Agreement fully with his attorney. Tarrillion further states and represents that he has carefully read this Agreement, understands the contents hereof, freely and voluntarily assents to all the terms and conditions hereof, and signs the same as his own free act.

     IN WITNESS WHEREOF, all parties have set their hands and seals to this Agreement as of the date written above.

Witness


/s/ Judy Shields                        /s/ Tim B. Tarrillion
--------------------------------        -----------------------------------
                                        Tim B. Tarrillion



Attest:                                 NORTH AMERICAN TECHNOLOGIES
                                        GROUP, INC.


/s/ Brenda Straube                      By: /s/ Edwin H. Knight
--------------------------------            -------------------------------